UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 13, 2006 deltathree, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 500-4850

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the proxy statement for the 2006 Annual Stockholders’ Meeting of deltathree, Inc. (the “Company”), two members of the Company’s Board of Directors did not stand for re-election at the Company’s annual meeting held on September 8, 2006. One of the two directors also served as a member of the Board’s audit committee. Due to this event, the audit committee currently has only two members, each of whom have served on the audit committee for several years.

On September 8, 2006, the Company notified The Nasdaq Stock Market (“Nasdaq”) that it is no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2) which requires an issuer’s audit committee to have at least three members, each of whom satisfy certain criteria. At that time, the Company was expecting the Board to appoint to the audit committee Noam Bardin, an independent director and current Chairman of the Board. Mr. Bardin satisfies all of the criteria to serve on the audit committee as prescribed by Nasdaq Marketplace Rule 4350(d)(2) except for the requirement prohibiting a member of the audit committee from receiving any consulting, advisory, or other compensatory fee from the Company. As previously reported in a Current Report on Form 8-K filed on January 25, 2006, Mr. Bardin has been providing consulting services to the Company for work that the Company expected to have been completed by September 2006. The Company now expects Mr. Bardin’s consulting services and related work to be completed by the end of October, and the Company expects the resulting consulting fees paid, or to be paid, to Mr. Bardin to be less than an aggregate of $60,000. Upon completion of the work and related consulting services and all payments related thereto, the Company expects Mr. Bardin to satisfy the Nasdaq criteria for audit committee membership. If the Board appoints Mr. Bardin to the audit committee, Mr. Bardin will not be able to receive any additional consulting fees from the Company once he becomes a member of the audit committee.

On October 13, 2006, the Company received a deficiency letter from Nasdaq regarding the Company’s noncompliance with Nasdaq’s continued listing requirement set forth in Marketplace Rule 4350(d)(2) of having an audit committee consisting of at least three members each satisfying certain criteria. While Marketplace Rule 4350(d)(4) generally provides a company with a cure period until the company’s next annual meeting to fill a vacancy on the audit committee, the Nasdaq Staff stated in the letter that such rule was not intended to provide an additional cure period to a company that was not compliant immediately following an annual meeting. In that regard, the Nasdaq Staff has determined that it is appropriate to exercise its broad discretionary authority granted under Marketplace Rule 4300 and impose a more stringent time period for the Company to regain compliance than the cure period available under Rule 4350(d)(4). The Company is required to provide Nasdaq on or before October 30, 2006 with the Company’s specific plan and timetable to restore compliance with Marketplace Rule 4350(d). Nasdaq indicated that based on its review of the Company’s plan and timetable, Nasdaq will grant the Company additional time to regain compliance.

The Company’s Board is working to identify and appoint a candidate who possesses the qualifications to satisfy the applicable independence requirements and the Marketplace Rule requirements for serving on the audit committee. The Company expects that this process will be completed before the end of the year.

The Company issued a press release pursuant to Nasdaq Marketplace Rule 4803 on October 19, 2006. A copy of the press release is attached hereto as exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Document
99.1	Press Release Dated October 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deltathree, Inc.
(Registrant)

Date: October 19, 2006	By:	/s/ Eugene Serban
Eugene Serban
Corporate Counsel and Secretary